5901
                               SCHEDULE 14A
                              (Rule 14a-101)

                  INFORMATION REQUIRED IN PROXY STATEMENT
                         SCHEDULE 14A INFORMATION

         Proxy Statement Pursuant to Section 14(a) of the Securities
                           Exchange Act of 1934

	Filed by the Registrant  1
	Filed by a Party other than the Registrant  0
	Check the appropriate box:
	1  Preliminary Proxy Statement		             	  0 	Confidential.  For Use of
                                                    the Commission Only (as
                                                    permitted by Rule 14a-6
                                                    (e) (2))
	0  Definitive Proxy Statement
	0  Definitive Additional Materials
	0  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           THE KUSHNER-LOCKE COMPANY
               (Name of Registrant as Specified in Its Charter)

   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):
	1  No fee required.
	0  Fee computed on table below per Exchange Act Rules 14a-6(i) (1) and 0-11.
	(1)  Title of each class of securities to which transaction applies:

	(2)  Aggregate number of securities to which transaction applies:

	(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)  Proposed maximum aggregate value of transactions:

	(5)  Total fee paid:

	0  Fee paid previously with preliminary materials:

	0 Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)  Amount previously paid:

	(2)  Form, Schedule or Registration Statement no.:

	(3)  Filing Party:

	(4)  Date Filed:

                          THE KUSHNER-LOCKE COMPANY
                    11601 Wilshire Boulevard, 21st Floor
                          Los Angeles, CA  90025
                            ___________________

                 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                        To Be Held August 19, 1997
                            ___________________

To the Shareholders:

	Notice is hereby given that the Annual Meeting of Shareholders (the "Annual
Meeting") of THE KUSHNER-LOCKE COMPANY (the "Company") will be held at the
Beverly Hilton Hotel, 9876 Wilshire Boulevard, Beverly Hills, California on
August 19, 1997, at 3:00 P.M., local time, to consider and vote upon the following:

	1.	The election of directors;
	2.	To approve the appointment of KPMG Peat Marwick LLP as the Company's independent accountants for the fiscal year ending September 30, 1997;
	3.	To approve an amendment to the Company's Restated Articles of
Incorporation to effect a reverse stock split of the Company's Common Stock such that every six (6) shares of Common Stock outstanding on the effective date of such reverse stock split would be converted into one (1) share of
Common Stock, no par value;
	4.	To approve an amendment to the Company's Restated Articles of
Incorporation to decrease the number of authorized shares of Common Stock from the present amount of 150,000,000 shares to 50,000,000 shares;
	5.	To approve an amendment to the Company's Restated Articles of
Incorporation, to provide for 3,000,000 authorized shares of Preferred Stock of the Company; and
	6.	Such other business as may properly come before the meeting or any adjournment(s) thereof.

	Information concerning these matters, including the names of the nominees for the Company's Board of Directors, is set forth in the attached Proxy
Statement, which is a part of this Notice.

	The Board of Directors has fixed July 7, 1997 as the record date for determination of shareholders entitled to notice of and to vote at the Annual Meeting. Accordingly, only those shareholders of record at the close of business on that date are entitled to vote at the Annual Meeting or any adjournment(s) thereof.

	The Company's Board of Directors urges that all shareholders of record exercise their right to vote at the meeting personally or by proxy.

 Your proxy will continue in full force and effect unless and until you revoke such proxy prior to the votes such proxy pertains to. You may revoke your proxy by a writing delivered to the attention of the Company's Corporate Secretary stating that such proxy is revoked, or by a subsequent proxy executed by you and presented at the meeting, or by attending the meeting and voting in person. The dates contained on the forms of proxy presumptively determine the order of execution, regardless of the postmark dates on the envelopes in which they are mailed.

              						By Order of the Board of Directors,


              						Donald Kushner
     						         Co-Chairman, Co-Chief Executive Officer	and Secretary

July      , 1997
Los Angeles, California

	TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE COMPLETE, SIGN (DO NOT PRINT) YOUR NAME AND DATE THE ENCLOSED PROXY CARD(S) AS PROMPTLY AS POSSIBLE AND RETURN IT (THEM) IN THE ENCLOSED PRE-ADDRESSED ENVELOPE. IF YOU RECEIVE MORE THAN ONE PROXY CARD BECAUSE YOU OWN SHARES REGISTERED IN DIFFERENT NAMES OR AT DIFFERENT ADDRESSES, EACH PROXY CARD SHOULD BE COMPLETED AND RETURNED.

                          THE KUSHNER-LOCKE COMPANY
                    11601 Wilshire Boulevard, 21st Floor
                           Los Angeles, CA  90025
                             ___________________

                              PROXY STATEMENT
                             ___________________

	This Proxy Statement is furnished to the shareholders of the Company (the "Shareholders") in connection with the solicitation by the Board of Directors of The Kushner-Locke Company (the "Company") of proxies to be used at the Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held at the Beverly Hilton Hotel, 9876 Wilshire Boulevard, Beverly Hills, California on August 19, 1997, at 3:00 P.M., local time, and any adjournment(s) thereof.

	The Company's principal executive offices are located at 11601 Wilshire Boulevard, 21st Floor, Los Angeles, California 90025, and its telephone number is (310) 445-1111.

	This Proxy Statement, the accompanying Notice of Annual Meeting, the accompanying proxy card(s) and the accompanying Company's 1996 Annual Report
are being first mailed to Shareholders on or about July    , 1997.  The Annual
Report is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation of proxies is to be made.

 Each proxy will be voted in accordance with the instructions contained therein. In the absence of such instructions, the persons designated as proxies in the accompanying proxy card(s) will vote: for the election of the director nominees listed in this Proxy Statement (the "Nominees"), for the appointment of KPMG Peat Marwick LLP as the Company's independent accountants for the fiscal year ending September 30, 1997, for the amendment to the Company's Restated Articles of Incorporation (the "Articles") to effect the proposed reverse stock split of the Company's Common Stock, for the amendment to the Company's Articles to decrease the number of authorized shares of Common Stock, for the amendment to the Company's Articles to effect an authorization of Preferred Stock of the Company, and in their discretion as to any other business that may properly come before the Annual Meeting or any adjournment(s) thereof. The Board of Directors does not know of any other business to be brought before the Annual Meeting. Shares held by banks, custodians, nominees and fiduciaries not voted in person or by proxy will be deemed not present at the Annual Meeting. The votes of the holders of shares of the Common Stock will be counted by a representative of the Company's stock transfer agent or another inspector of elections appointed by the Company.

	Each proxy will continue in full force and effect unless and until revoked by the person executing it prior to the votes pursuant thereto.  Such revocation may be effected by a writing delivered to the Company to the attention of the
Corporate Secretary at the address indicated above stating that such proxy is revoked, or by a subsequent proxy executed by the person executing the prior proxy and presented at the meeting, or by attendance at the meeting and voting in person.  The dates contained on the forms of proxy presumptively determine the order of execution regardless of the postmark dates on the envelopes in which they are mailed.

General Information

	The Board of Directors has fixed July 7, 1997 as the record date (the "Record
Date") for the determination of Shareholders entitled to notice of and to vote at the Annual Meeting or any adjournment(s) thereof.  As of the end of business on the Record Date, 54,537,620 shares of common stock of the Company
(the "Common Stock") were issued, outstanding and entitled to vote at the meeting.

	Shareholders who own shares of Common Stock registered in different names or at different addresses will receive more than one proxy card.  A Shareholder must sign and return each of the proxy cards received to ensure that all of the shares of Common Stock owned by such Shareholder are represented at the
Annual Meeting.

	The presence at the Annual Meeting, either in person or by proxy, of the holders of a majority of the shares of Common Stock outstanding on the Record Date is necessary to constitute a quorum for the transaction of business. Abstentions and broker non-votes (which occur if a broker or other nominee does not have discretionary authority and has not received voting instructions from the beneficial owner with respect to the particular item) are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in tabulations of the votes cast on proposals presented to the Shareholders and have the same legal effect as a vote against a particular proposal. Broker non-votes are not taken into account for purposes of determining whether a proposal has been approved by the requisite shareholder vote as to the election of the Board of Directors and the approval of the appointment of KPMG Peat Marwick
LLP, but would have the same legal effect as a vote against the three proposals to amend the Articles.

	Each share of Common Stock entitles the holder thereof to one vote on each matter to be voted on at the Annual Meeting. With respect to the election of Directors, the five nominees receiving the highest number of affirmative votes will be elected. With respect to the approval of the appointment of KPMG Peat Marwick LLP as the Company's independent accountants for the fiscal year ending September 30, 1997, the approval of such appointment by a majority of the shares of Common Stock present at the Annual Meeting, either in person or by proxy, will constitute approval of such appointment. With respect to the approval of the reverse stock split (the "Reverse Split"), the decrease in the authorized shares of the Company's Common Stock and the authorization of Preferred Stock of the Company (the "Preferred Stock"), the affirmative vote of a majority of the outstanding shares of Common Stock will constitute approval of such proposals.

	In the election of directors, a Shareholder may cumulate his votes for one or more nominees, but only if the names of nominees were placed in nomination prior to the voting and any Shareholder has given notice at the meeting prior to the voting of his intention to so cumulate his votes. If any one
Shareholder has given such notice, all Shareholders may cumulate their votes in such election of directors. If the voting for directors is conducted by cumulative voting, each share will be entitled to a number of votes equal to the number of directors to be elected, which votes may be cast for a single nominee or distributed among two or more nominees in such proportions as the Shareholder or proxy deems fit.

	Dissenters' rights of appraisal will not be available under California law with respect to any proposal to be submitted by the Board of Directors at the Annual Meeting.


                 BENEFICIAL OWNERSHIP OF CERTAIN SHAREHOLDERS

	The following table sets forth certain information as of July 7, 1997 concerning the beneficial ownership of Common Stock, by (i) each person who is known to the Company to be a beneficial owner of more than 5% of the outstanding Common Stock; (ii) each of the current Directors of the Company;
(iii) each of the named executive officers of the Company; (iv) each person who has been nominated to be a Director of the Company; and (v) all current Directors and executive officers of the Company as a group.

                                        Common Stock
                                         Beneficially      Percent of
Beneficial Owner                            Owned           Class (6)


Peter Locke                            3,526,071 (1)         6.40%
11601 Wilshire Blvd., 21st Floor
Los Angeles, CA 90025

Donald Kushner                         3,526,942 (1)(2)      6.40%
11601 Wilshire Blvd., 21st Floor
Los Angeles, CA 90025

David Braun                                  ---               *
11601 Wilshire Blvd., 21st Floor
Los Angeles, CA  90025

S. James Coppersmith                      25,000               *
11601 Wilshire Blvd., 21st Floor
Los Angeles, CA  90025

Stuart Hersch                            477,096 (3)           *
11601 Wilshire Blvd., 21st Floor
Los Angeles, CA  90025

Bruce St. J. Lilliston                   125,000 (4)           *
11601 Wilshire Blvd., 21st Floor
Los Angeles, CA 90025

Robert Swan                               25,000 (5)           *
11601 Wilshire Blvd., 21st Floor
Los Angeles, CA  90025

All directors and executive officers
as a group (seven individuals)	        7,730,109             13.75%

______________
*	Less than 1%
(1)	Includes 540,000 shares subject to options which are currently exercisable or exercisable within 60 days of the date hereof, and excludes 360,000 options which are not currently exercisable or exercisable within 60 days of the date hereof.
(2)	Includes 200,000 shares owned by a corporation controlled by Mr. Kushner.
(3)	Includes 427,096 shares subject to options currently exercisable.
(4)	Represents options to purchase 125,000 shares of Common Stock vested as part of Mr. Lilliston's employment agreement, and excludes options to purchase 125,000 shares which are not currently exercisable or exercisable within 60 days of the date hereof.
(5)	Represents options to purchase 50,000 shares of Common Stock vested as part of Mr. Swan's employment agreement, and excludes options to purchase
100,000 shares which are not currently exercisable or exercisable within 60 days of the date hereof.
(6)	As a percentage of the 54,537,620 shares outstanding on July 7, 1997 plus certain shares issuable upon conversion of convertible securities or subject to options held by such person or persons.

	Messrs. Kushner and Locke have entered into an agreement dated
October 1, 1988 (the "Cross-Purchase Agreement"), which provides that (i) upon the death of either party, the surviving party is obligated to purchase the number of the decedent's shares in the Company the aggregate value of which equals $3,500,000 (a $3,500,000 life insurance policy has been taken out by the Company for the benefit of each of Messrs. Kushner and Locke on the life of the other person), the surviving party shall have the option, but not the obligation, to purchase the remaining shares at the same price per share if the insurance proceeds are less than the aggregate purchase price for all of the decedent's shares; (ii) if either party desires to sell his shares of Common Stock, other than in market transactions, the other party shall have a right of first negotiation with respect to such shares; and (iii) if either of Messrs.

Kushner or Locke is no longer employed by the Company by reason of termination (A) by such person, (B) for cause, (C) on account of disability or (D) by expiration of such person's employment agreement, and the other party is employed, the employed party will have the right to purchase the other party's shares for an amount equal to 90% of the average of the bid and ask price per share for the 30 days prior to the date on which such right is exercised. The option right must be exercised no sooner than three months or later than six months from the date employment is terminated and must be accompanied by payment equal to 10% of the aggregate purchase price.
The balance of the purchase price is to be paid in cash no later than six months from the date of exercise. Messrs. Kushner and Locke have entered into a Trust Agreement, dated October 1, 1988, to effectuate the provisions of the Cross-Purchase Agreement. Effective February 1997 the life insurance policies were replaced with universal life insurance policies with split dollar ownership structures and with the same aggregate values.

                          ELECTION OF DIRECTORS

	An entire Board of Directors consisting of 5 directors is proposed to be
elected at the Annual Meeting.   Directors are to be elected at the Annual
Meeting to serve until the next Annual Meeting and until their successors are duly elected and qualified. The Board of Directors may be increased to not more than a total of 7 directors by action of the Board of Directors.

	The Board of Directors has voted to recommend the following persons for election as directors:

		Peter Locke
		Donald Kushner
		David Braun
  S. James Coppersmith
  Stuart Hersch

	All of the nominees for director named above (the "nominees") have consented to being named herein and have indicated their intention to serve as directors of the Company, if elected.

	Unless authority to do so is withheld, the persons named as proxies will vote the shares represented by such proxies for the election of the Nominees.
In case any of the Nominees shall become unavailable for election to the Board of Directors, which is not anticipated, the persons named as proxies shall have full discretion and authority to vote or refrain from voting for any other nominees in accordance with their judgment.

		The following table contains certain biographical information with respect to the Nominees:

              INFORMATION CONCERNING NOMINEES FOR DIRECTORS

                          Director  Term
Name                 Age   Since   Expires   Position


Peter Locke           53   1983    1997      Co-Chairman, Co-Chief Executive
                                             Officer; Director

Donald Kushner(1)     52   1983    1997      Co-Chairman, Co-Chief Executive
                                             Officer and Secretary; Director

David Braun(2)        66   1997    1997      Director

S. James Coppersmith
(1)(2)                64   1995    1997      Director

Stuart Hersch(1)(2)   46   1989    1997      Director

-----------------
(1)  Member of Audit Committee
(2)  Member of the Option Committee

	The business experience, principal occupations, and employment of each of the Nominees for at least the past five years are as follows:

	Peter Locke co-founded the Company with Donald Kushner in 1983 and currently serves as Co-Chairman and Co-Chief Executive Officer of the Company.
Mr. Locke has served as executive producer on substantially all of the
Company's programming since its inception.  Prior to 1983, Mr. Locke produced several prime-time television programs, including two years of the
Stockard Channing Show and the NBC television mini-series The Star Maker, starring Rock Hudson.  Mr. Locke also produced two made-for-television movies telecast on CBS and the films The Hills Have Eyes Parts I and II.

	Donald Kushner co-founded the Company with Peter Locke in 1983 and currently serves as Co-Chairman, Co-Chief Executive Officer and Secretary of the
Company.  Mr. Kushner has served as executive producer on substantially all of the Company's programming since its inception.  Mr. Kushner was the producer of Tron, a 1982 Walt Disney theatrical film starring Jeff Bridges, which was nominated for two Academy Awards.

	David A. Braun became a director in January 1997. Mr. Braun has practiced law in the entertainment industry for over 39 years. Mr. Braun was special counsel to Proskauer, Rose, Goetz and Mendelsohn from 1990 to 1992 and became counsel in 1992. In 1993 he formed his own law firm, Monash Plotkin and Braun, now David A. Braun, PC. Mr. Braun is a member of the Board of
Directors of AVI Entertainment Group, Inc. and the Board of Visitors of
Columbia University Law School.

 S. James Coppersmith has served as director of the Company since May 1995. Mr. Coppersmith has been Chairman of the Board of Trustees of Emerson College, Boston, Massachusetts since December 1993. Previously, he served as President of WCVB-TV-Boston, a division of the Hearst Corporation, from 1982 to June 1994. In addition, Mr. Coppersmith has been a member of the Board of Governors of the Boston Stock Exchange since January 1995. Mr. Coppersmith has been a Director of Sun America Mutual Asset Corp., a division of Sun America Corp., since 1985, of Uno Restaurants Corp. since 1987, of Waban Corp., Inc. since March 1994 and of Chyron Inc. (a manufacturer of video post production equipment) and All-Comm Media Inc. (a database marketing company) since March 1996.

	Stuart Hersch has served as a director of the Company since August 1989. Since June 1996, Mr. Hersch has been a consultant at Eyemark Entertainment.
In April 1996, Mr. Hersch became a consultant to the Company.  From August
1990 to January 1996, Mr. Hersch was President of the WarnerVision
Entertainment division of Atlantic Records, a subsidiary of Time-Warner, Inc. ("WarnerVision" - formerly "A * Vision:"). From 1988 to August 1989, Mr.
Hersch was Chairman of Hersch Diener & Company, an independent consulting firm. From 1983 to 1987, Mr. Hersch was the Chief Operating and Chief
Financial Officer of King World Productions, Inc.

COMPENSATION OF DIRECTORS

	Directors who are also executive officers of the Company do not receive any additional compensation for serving as members of the Board of Directors or any committee thereof.

	Peter Locke and Donald Kushner  will receive no compensation for serving as a member of the Board of Directors.  David Braun, S. James Coppersmith and
Stuart Hersch receive $25,000, respectively, payable quarterly for serving on the Board of Directors and any committees thereof.  Mr. Coppersmith and Mr.
Hersch received $22,500 and $25,000, respectively, per annum paid quarterly in fiscal 1996.

         THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE
          "FOR" THE ELECTION OF EACH OF THE NOMINEES DESCRIBED ABOVE.

	The Company does not have compensation or nominating committees.  The Audit
Committee's functions include reviewing with the independent auditors the plan and results of the auditing engagement, reviewing the scope and results of the Company's procedures for internal auditing, reviewing the independence of the auditors, considering the range of audit and non-audit services and reviewing the adequacy of the Company's system of internal accounting controls.
	During the 1996 fiscal year, there were seven meetings of the Board of
Directors and no meetings of the Option Committee of the Board of Directors
(the Option Committee was comprised of three directors, each of which were outside directors).  All other actions of the Board of Directors and Option
Committee were taken pursuant to unanimous written consents.  There was no meeting of the Audit Committee apart from the full meeting of the Board of
Directors.  During the last full fiscal year, each incumbent director attended at least 75 percent of the aggregate of the total number of meetings of the board of directors (held during the period for which he has been a director) and the total number of meetings held by all committees of the board on which he served (during the periods that he served).


                          INDEPENDENT ACCOUNTANTS

	Upon unanimous recommendation of the Board of Directors, the Company has appointed KPMG Peat Marwick LLP ("KPMG") as the Company's independent accountants for the fiscal year ending September 30, 1997. KPMG has served as the Company's independent accountants since 1987.

	Services provided to the Company by KPMG during fiscal year 1996 included the examination of the Company's consolidated financial statements, preparation of various corporate income tax returns and consultation on various tax and internal reporting matters.

	In the event Shareholders do not approve the appointment of KPMG as the Company's independent accountants for the forthcoming fiscal year, such appointment will be reconsidered by the Board of Directors.

	Representatives of KPMG will be present at the Annual Meeting to respond to appropriate questions and to make such statements as they may desire.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL
                OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP
                 AS THE COMPANY'S INDEPENDENT ACCOUNTANTS.


              AMENDMENT OF RESTATED ARTICLES OF INCORPORATION
            TO EFFECT A REVERSE STOCK SPLIT OF THE COMMON STOCK

General
	The Board of Directors of the Company has unanimously approved (subject to Shareholder approval), and is hereby soliciting Shareholder approval of, an amendment to the Company's Articles , substantially in the form of Exhibit "A" attached to this Proxy Statement (the "Reverse Split Articles Amendment"), and incorporated herein by this reference effecting the Reverse Split with respect to all issued shares of Common Stock; however such text is subject to change as may be required by the Secretary of State of the State of California (the "Secretary of State"). If the Reverse Split Articles
Amendment is approved by the actions of the Company's Shareholders as a result of the Reverse Split, every six (6) shares of existing Common Stock outstanding ("Old Common Stock") as of the time of filing of the Reverse
Split Articles Amendment with the California Secretary of State (the
"Effective Date") would be automatically converted into one (1) new share of Common Stock ("New Common Stock").

	The Articles provide for 150,000,000 authorized shares of Common Stock, no par value per share, 54,537,620 of which were issued and outstanding as of the Record Date.

	In order to effect the Reverse Split, the Shareholders are being asked to approve the Reverse Split Articles Amendment. The Board of Directors of the Company believes that the Reverse Split is in the best interests of both the Company and the Shareholders and has approved, subject to Shareholder approval, the Reverse Split. The Board of Directors of the Company reserves the right, notwithstanding Shareholder approval and without further action by the Shareholders, to decide not to proceed with the Reverse Split if at any time prior to its effectiveness it determines, in its sole discretion, that the Reverse Split is no longer in the best interests of the Company and its Shareholders.

Purposes and Reasons for the Reverse Split

	The Board of Directors believes that the Reverse Split is beneficial to the
Company and the Shareholders.  The principal reasons for the Reverse Split are to aid the Company in remaining eligible for listing on the NASDAQ
National Market (the "NNM"), to attempt to enhance investor interest in the
Common Stock and to attempt to help the investment community realize the underlying value of the Common Stock.  Failure to maintain a bid price in excess of $1.00 per share could result in the future delisting of the Common
Stock from the NNM, which likely would adversely affect the trading in and
liquidity of the Common Stock. 	The Common Stock is currently quoted on the
NNM.  The Company believes the Reverse Split is necessary to maintain its listing on the NNM pursuant to the listing criteria recently adopted by the
Board of Directors of the NASDAQ Stock Market, Inc. ("NASDAQ") and submitted to the Securities and Exchange Commission for final approval (the "Proposed
Criteria").  For continued inclusion on the NNM the minimum bid price per share is currently required to be at least $1.00, provided however, that an issuer shall not be required to maintain the $1.00 per share minimum bid price if it maintains a market value of public float of at least $3,000,000 and at least $4,000,000 in net tangible assets (the "Alternative Criteria").
The closing bid price per share of the Common Stock as reported on the NNM of July 10, 1997 was approximately $.28.  It is expected the Proposed
Criteria will, among other things, eliminate the Alternative Criteria in the near future (the NASDAQ Small Cap Market has a similar requirement and alternative criteria which alternative criteria would also be eliminated by the Proposed Criteria), which, given the current price of the Common Stock, will result in the Company's Common Stock being delisted.  Such delisting would likely adversely affect the trading in and liquidity of the Common
Stock.  The Company expects that, as a result of the Reverse Split, the market price of the Common Stock would increase significantly, thereby enabling the Company to maintain its listing on the NNM in the event that the
Alternative Criteria is so eliminated or significantly modified.

	The Board of Directors also believes that the current low per share price of the Common Stock as reported on the NNM has had a negative effect on the price and marketability of existing shares, the amount and percentage
(relative to share price) of transaction costs paid by individual
Shareholders and the potential ability of the Company to raise capital by issuing additional shares or to undertake merger or acquisition transactions.
Reasons for these effects include internal policies and practices of certain institutional investors which prevent or tend to discourage the purchase of low-priced stocks, the fact that many brokerage houses do not permit low-priced stocks to be used as collateral for margin accounts or to be purchased on margin and a variety of brokerage house policies and practices which tend to discourage individual brokers within those firms from dealing in low-priced stocks.

	In addition, since broker's commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher priced stocks, the current share price of the Common Stock can result in individual Shareholders paying transaction costs which are a higher percentage of the share price than would be the case if the share price were substantially higher. The Board of Directors believes that the Reverse
Split, and the expected resulting increased price level, may enhance investor interest in the Common Stock and may help the investment community realize the underlying value of the Common Stock. There is however, no assurance that any of the foregoing effects will occur.

	WHILE THE BOARD OF DIRECTORS BELIEVES THAT THE SHARES OF COMMON STOCK WILL TRADE AT HIGHER PRICES THAN THOSE WHICH HAVE PREVAILED IN RECENT
MONTHS, THERE IS NO ASSURANCE THAT SUCH INCREASE IN THE TRADING PRICE WILL OCCUR OR, IF IT DOES OCCUR, THAT IT WILL EQUAL OR EXCEED THE DIRECT ARITHMETICAL RESULT OF THE REVERSE SPLIT SINCE THERE ARE NUMEROUS FACTORS
AND CONTINGENCIES WHICH COULD AFFECT SUCH PRICE. THERE IS NO ASSURANCE THAT THE COMPANY WILL CONTINUE TO MEET THE LISTING REQUIREMENTS FOR THE NNM FOLLOWING THE REVERSE SPLIT.

Effects of the Reverse Split

	If effected, the Reverse Split would reduce the number of outstanding shares of Old Common Stock from 54,537,620 as of the Record Date (July 7, 1997) to approximately 9,089,603 shares of New Common Stock as of the Effective Date.
(The foregoing assumes no issuances of Common Stock between the Record Date and the Effective Date.)  The Reverse Split itself would have no effect on the number of authorized shares of Common Stock or the par value of the stock.

	All outstanding options, warrants, rights and convertible securities would be appropriately adjusted for the Reverse Split automatically on the Effective Date. The Reverse Split would not affect any Shareholder's proportionate equity interest in the Company except for those Shareholders who would receive an additional share of Common Stock in lieu of fractional shares. None of the rights currently accruing to holders of the Company's
Common Stock, or options or warrants to purchase Common Stock, will be affected by the Reverse Split.

	The Reverse Split will result in some Shareholders holding odd lots of the Company's Common Stock (blocks of less than 100 shares). Because broker/dealers typically charge a higher commission to complete trades in odd lots of securities, the transaction costs may increase for those Shareholders who will hold odd lots after the Reverse Split.

	Although the Board of Directors believes as of the date of this Proxy Statement that the Reverse Split is advisable, the Reverse Split may be abandoned by the Board of Directors at any time before, during or after the Annual Meeting and prior to the Effective Date.

	Dissenting Shareholders have no appraisal rights under California law or under the Company's Restated Articles of Incorporation or Bylaws in connection with the Reverse Split.

	The Board of Directors may make any and all changes to the Amendment that it deems necessary in order to file the Amendment with the Secretary of State of the State of California and give effect to the Reverse Split.

	The Reverse Split could result in a significant increase in possible dilution to present Shareholders' percentage of ownership of the New Common Stock. See the discussion below in connection with the proposed "Common Stock Articles Amendment" to reduce the authorized shares of Common Stock.

Mechanics of Reverse Split

	If the Reverse Split is approved by the requisite vote of the Company's Shareholders, the Company will file the Reverse Split Articles Amendment as soon as practicable thereafter, and the Reverse Split will be effective on the date of such filing, unless abandoned by the Board of Directors as described above. Upon filing of the Reverse Split Articles Amendment, every six (6) issued and outstanding shares of Old Common Stock will, effective upon such filing, be automatically and without any action on the part of the Shareholders converted into and reconstituted as one (1) share of New Common Stock.

	As soon as practical after the Effective Date, the Company will forward, or cause to be forwarded, a letter of transmittal to each holder of record of shares of Old Common Stock outstanding as of the Effective Date.  The letter of transmittal will set forth instructions for the surrender of certificates representing shares of Old Common Stock to the Company's transfer agent in exchange for certificates representing the number of whole shares of New
Common Stock into which the shares of Old Common Stock have been converted as a result of the Reverse Split.  CERTIFICATES SHOULD NOT BE SENT TO THE
COMPANY OR THE TRANSFER AGENT PRIOR TO RECEIPT OF SUCH LETTER OF TRANSMITTAL
FROM THE COMPANY.

	Until a Shareholder forwards a completed letter of transmittal together with certificates representing his, her or its shares of Old Common Stock to the transfer agent and receives a certificate representing shares of New Common
Stock, such Shareholder's Old Common Stock shall be deemed equal to the number of whole shares of New Common Stock to which each Shareholder is entitled as a result of the Reverse Split.

	No scrip or fractional certificates will be issued in the Reverse Split. Instead, the Company will issue one additional share of New Common Stock to each affected Shareholder at no cost to the Shareholder. The ownership of a fractional interest will not give the holder thereof any voting, dividend or other rights except the right to receive an additional share therefor as described herein. The number of shares of New Common Stock to be issued in connection with settling such fractional interests is not expected to be material.

Federal Income Tax Consequences of the Reverse Split

	The following is a summary of the material anticipated federal income tax consequences of the Reverse Split to Shareholders of the Company. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Department Regulations (the
"Regulations") issued pursuant thereto, and published rulings and court decisions in effect as of the date hereof, all of which are subject to change. This summary does not take into account possible changes in such laws or interpretations, including amendments to the Code, applicable statutes, Regulations and proposed Regulations or changes in judicial or administrative rulings; some of which may have retroactive effect. No assurance can be given that any such changes will not adversely affect the discussion of this summary.

	This summary is provided for general information only and does not purport to address all aspects of the possible federal income tax consequences of the Reverse Split and IS NOT INTENDED AS TAX ADVICE TO ANY PERSON OR ENTITY. In particular, and without limiting the foregoing, this summary does not consider the federal income tax consequences to Shareholders of the Company in light of their individual investment circumstances or to holders subject to special treatment under the federal income tax laws (for example, tax exempt entities, life insurance companies, regulated investment companies and foreign taxpayers). In addition, this summary does not address any consequences of the Reverse Split under any state, local or foreign tax laws.
As a result, it is the responsibility of each Shareholder to obtain and rely on advice from his, her or its personal tax advisor as to: (i) the effect on his, her or its personal tax situation of the Reverse Split, including the application and effect of state, local and foreign income and other tax laws;
(ii) the effect of possible future legislation and Regulations; and (iii) the reporting of information required in connection with the Reverse Split on his, her or its own tax returns. It will be the responsibility of each Shareholder to prepare and file all appropriate federal, state and local tax returns.

	No ruling from the Internal Revenue Service ("Service") or opinion of counsel will be obtained regarding the federal income tax consequences to the Shareholders of the Company as a result of the Reverse Split. ACCORDINGLY, EACH SHAREHOLDER IS ENCOURAGED TO CONSULT HIS, HER OR ITS TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE PROPOSED TRANSACTION TO SUCH SHAREHOLDER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND
FOREIGN INCOME AND OTHER TAX LAWS.

	The Company believes that the Reverse Split will qualify as a "recapitalization" under Section 368(a)(1)(E) of the Code. As a result, no gain or loss will be recognized by the Company or its Shareholders in connection with the Reverse Split. A Shareholder of the Company who exchanges his, her or its Old Common Stock solely for New Common Stock will recognize no gain or loss for federal income tax purposes. A Shareholder's aggregate tax basis in his, her or its shares of New Common Stock received from the Company will be the same as his, her or its aggregate tax basis in the Old Common Stock exchanged therefor. The holding period of the New Common Stock received by such Shareholder will include the period during which the Old Common Stock surrendered in exchange therefor was held, provided all such Common Stock was held as a capital asset on the date of the exchange.

Vote Required

	The approval of the Reverse Split Articles Amendment to the Company's Restated Articles of Incorporation effecting the Reverse Split requires the affirmative vote of a majority of the outstanding shares of the Common
Stock.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ABOVE PROPOSAL


            APPROVAL OF CHANGE IN AUTHORIZED COMMON STOCK AND
                      APPROVAL OF PREFERRED STOCK

Common Stock Articles Amendment - General

	In the event that the Reverse Split Articles Amendment is approved by Shareholders, the Board of Directors has authorized, subject to Shareholder approval, an amendment to the Company's Articles to decrease the number of authorized shares of Common Stock from 150,000,000 shares to 50,000,000 shares. The text of such amendment to the Articles (the "Common Stock Articles Amendment") is substantially set forth in Exhibit B to this Proxy Statement and incorporated herein by this reference; however, such text is subject to change as may be required by the Secretary of State. If the Common Stock Articles Amendment is approved by the necessary vote of the Company's Shareholders, upon filing of the Common Stock Articles Amendment with the Secretary of State, the number of shares of Common Stock authorized by the Articles will be 50,000,000 shares of Common Stock (decreased from 150,000,000 shares), The Board of Directors may make any and all changes to the Common Stock Articles Amendment that it deems necessary in order to file the Common Stock Articles Amendment with the Secretary of State and to give effect to the decrease in the authorized shares of Common Stock of the Company. In the event that the Reverse Split Articles Amendment is not approved by Shareholders, the number of authorized shares of Common Stock will remain at 150,000,000.

	At the close of business on July 7, 1997, 54,537,620 shares of the Company's
Common Stock were issued and outstanding, and an aggregate of 27,394,112 shares of the Company's Common Stock were reserved for various purposes, including 6,904,367 shares for issuance under the Company's 1988 Stock
Incentive Plan (the "Plan"), 9,596,308 shares for issuance upon the exercise of outstanding warrants of the Company and 9,890,785 shares for issuance upon conversion of the Company's 10% Convertible Subordinated Debentures due 2000,
Series A, 13 3/4% Convertible Subordinated Debentures due 2000, Series B, 8%
Convertible Subordinated Debentures due 2000 and 9% Convertible Subordinated
Debentures due 2002.

	Current Shareholders hold approximately 36% of the currently authorized Common Stock of the Company. Assuming the approval of the Reverse Split Articles Amendment and the Common Stock Articles Amendment, current Shareholders will hold approximately 18% of the amended authorized Common Stock. Assuming the approval of the Reverse Split Articles Amendment and the failure to approve the Common Stock Articles Amendment, current Shareholders will hold approximately 6% of the currently authorized Common Stock.

Purpose and Reasons for the Common Stock Articles Amendment

If the Common Stock Articles Amendment is approved by the Shareholders at the Annual Meeting, 100,000,000 fewer shares of authorized Common Stock will be available for future issuance. As of July 7, 1997 the Company has 27,394,112 shares of unissued Common Stock reserved for future issuance for various purposes, leaving 68,068,268 shares presently unreserved and otherwise available for issuance. If the Reverse Split Articles Amendment and the Common Stock Articles Amendment are approved by the Shareholders at the
Annual Meeting, approximately 36,344,700 shares of New Common Stock will be unreserved and otherwise available for issuance. If the authorized Common Stock was to be reduced in the same proportion as the Reverse Split, only approximately 11,344,700 shares of New Common Stock would be unreserved and otherwise available for issuance. Such amount is less than the Company's Board of Directors believe is prudent to have available to maintain flexibility for possible future issuances. Accordingly, if the Shareholders approve the Reverse Split Articles Amendment and the Common Stock Articles Amendment, the proportion of unreserved authorized shares of Common Stock to issued and reserved shares of Common Stock will be effectively increased, but to a much lesser extent than would be the case if the Reverse Split Articles Amendment is approved and this Common Stock Articles Amendment is not approved; in the latter case, the authorized Common Stock would remain at the
present 150,000,000 share level.   Authorized but unissued shares of Common
Stock will be available for issuance from time to time upon the exercise of options which may in the future be granted to, among others, employees, consultants and members of the Board of Directors of the Company, to take advantage of opportunities in which the issuance of shares of Common Stock may be deemed advisable such as in equity financings or in acquisition transactions, and for such other purposes and consideration, and on such terms, as the Board of Directors may approve.

	No further vote of the Shareholders of the Company will be required with respect to any such issuance. The timing of the actual issuance of additional shares of Common Stock will depend upon market conditions, the specific purpose for which the stock is to be issued and other similar factors. The Company currently has no plans, agreements, arrangements, understandings or commitments for the issuance of Common Stock other than for issuances upon exercise, if any, of presently issued or authorized options and warrants, upon the conversion, if any, of presently outstanding convertible debentures and for the acquisition of the 5% ownership interest of a 95%-owned subsidiary of the Company from a the former President of the subsidiary. The Board of Directors of the Company believes it is in the Company's best interest to have such additional shares authorized as such shares will provide the Company added flexibility in the future to issue
Common Stock for working capital purposes, acquisitions, employee benefit compensation or otherwise.

	The Common Stock has no conversion, preemptive or subscription rights and is not redeemable.  The terms of the additional shares of Common Stock for which authorization is sought will be identical with the shares of Common Stock currently authorized and outstanding, and the Common Stock Articles Amendment will not affect the terms, or the rights of the holders, of such shares.
Any additional issuance of Common Stock could, however, have a dilutive effect on the existing holders of Common Stock.

Preferred Stock Articles Amendment - General

	The Board of Directors has authorized, subject to Shareholder approval, an amendment to the Company's Articles to authorize the issuance of up to 3,000,000 shares of Preferred Stock. The complete text of such amendment to the Articles (the "Preferred Stock Articles Amendment" and, together with the Common Stock Articles Amendment, the "Articles Amendments") is substantially set forth in Exhibit C to this Proxy Statement and incorporated herein by this reference; however, such text is subject to change as may be required by the Secretary of State. If the Preferred Stock Articles Amendment is approved by the necessary vote of the Company's Shareholders, upon filing of the Preferred Stock Articles Amendment with the Secretary of State, the
Company will have 3,000,000 shares of Preferred Stock as an additional part of its authorized capital stock. The Board of Directors may make any and all changes to the Preferred Stock Articles Amendment that it deems necessary in order to file the Preferred Stock Articles Amendment with the Secretary of State and to give effect to the authorization of Preferred Stock as part of the authorized capital stock of the Company. The Board of Directors may, assuming that each of the Preferred Stock Articles Amendment, the Common
Stock Articles Amendment and the Reverse Split Articles Amendment are approved by the necessary vote of the Company's shareholders, file the Preferred Stock Articles Amendment, the Common Stock Articles Amendment and the Reverse Split Articles Amendment jointly in one filing.

Purposes and Reasons for the Preferred Stock Articles Amendment

	If the Preferred Stock Articles Amendment is approved by the Shareholders at the Annual Meeting, 3,000,000 shares of Preferred Stock will be available for issuance from time to time.  No shares of Preferred Stock are currently authorized.

	The Preferred Stock Articles Amendment provides that the Company's Board of
Directors will have, without further authorization by the Company's
Shareholders, the authority to divide the Preferred Stock into one or more series of stock and to fix and determine the relative rights and preferences of the various series, including, but not limited to: the rate of dividend, if any; whether dividends will be cumulative or noncumulative; whether preferred shareholders will participate in dividends declared on Common Stock or other capital stock of the Company, if any; whether Preferred Stock may be redeemed and the terms of any such redemption; the amount payable upon shares in the event of voluntary or involuntary liquidation; the terms on which Preferred Stock may be converted to Common Stock or other capital stock of the Company, if any; and the voting rights, if any, of holders of Preferred
Stock.

	The Board of Directors seeks this authorization of the Preferred Stock in order to provide the Company's management the maximum amount of flexibility in structuring any transactions whereby the Company could, among other things, raise additional capital, buy back shares of Common Stock, restructure existing financial arrangements or acquire assets important to the growth or expansion of its business, including, but not limited to, an infusion of new equity capital to finance growth or potential strategic investments. There is no plan, agreement, arrangement, understanding or commitment as of the date hereof for the sale of Preferred Stock to any person or entity. If issued, the Preferred Stock could have a dilutive effect on the existing holders of Common Stock.

Articles Amendments - General

	The issuance of additional shares of Common Stock or shares of Preferred Stock may be deemed to have an anti-takeover effect since such shares may, under certain circumstances, have the effect of creating, or be used to create, impediments to frustrate persons seeking to effect a takeover or otherwise gain control of the Company. The decrease in authorized Common
Stock in a lesser proportion than the decrease in Common Stock outstanding as a result of the reverse stock split, and the authorization of Preferred Stock, may also be viewed as having the effect of discouraging an attempt by another person or entity, through the acquisition of a substantial number of shares of the Common Stock, to acquire control of the Company, since the issuance of additional shares may be used to dilute such person's ownership of shares of the Company's voting stock. Moreover, because the various rights of preferred shareholders, if any, can be specified by the Company's Board of Directors, the Preferred Stock may be used for adoption of a Shareholders rights plan or "poison pill." This proposal is not intended as an anti-takeover measure nor is the Board of Directors aware of any offers to acquire control of the Company.

	The affirmative vote of a majority of the outstanding shares of Common Stock is required to approve each of the Common Stock Articles Amendment and the
Preferred Stock Articles Amendment.  The failure of the Shareholders to approve either of the Articles Amendments will not affect the approval by the
Shareholders of the other Articles Amendment.  The Board of Directors believes that the flexible capital structure created by the proposed effective increase in authorized shares of Common Stock, coupled with the proposed authorization of the Preferred Stock, is important to the Company's long-term business prospects, ability to raise capital and/or acquire assets as well as Shareholder value and is therefore of the opinion that the adoption of the Articles Amendments is advisable and in the best interests of the Company.

         THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS
    VOTE "FOR" THE APPROVAL OF BOTH THE COMMON STOCK ARTICLES AMENDMENT
               AND THE PREFERRED STOCK ARTICLES AMENDMENT


EXECUTIVE OFFICERS AND OTHER SIGNIFICANT EMPLOYEES

	The executive officers of the Company are chosen by the Board of Directors and serve at the pleasure of the Board of Directors, subject to the rights, if any, of an executive officer under any contract of employment.

	The following table contains certain biographical information with respect to the executive officers of the Company:


Executive Officers: (1)

Name                     Age       Principal Occupation

Bruce St. J. Lilliston    45       President and Chief Operating Officer
Robert Swan               49       Chief Financial Officer

____________
(1)	Information with respect to Messrs. Kushner and Locke is set forth above under Information Concerning Nominees for Directors.

	Bruce St. J. Lilliston became President and Chief Operating Officer of the Company on October 1, 1996. Prior to joining the Company, Mr. Lilliston practiced entertainment law for nineteen years. Mr. Lilliston practiced law from May 1991 through September 1996, through the Law Offices of Bruce St. J. Lilliston. From April 1989 to May 1991 he was a partner in the Los Angeles based firm of Paul, Hastings, Janofsky & Walker, where he was managing partner of that firm's entertainment finance and transactions practice. He had represented the Company in various transactions over the two years prior to joining the Company. Mr. Lilliston graduated from the University of Chicago
Law School in 1977, where he was an associate editor of the University of Chicago Law Review. He received his B.A. degree with honors from Brown
University in 1974. Mr. Lilliston practiced law in London from 1982 to 1987.

	Robert Swan joined the Company as Controller on October 28, 1996. On May 1, 1997 Mr. Swan assumed the role of Chief Financial Officer. From September 1994 to April 1997, Mr. Swan was Chief Financial Officer of
AVI Entertainment Group, Inc., a music publishing and distribution company. From 1991 to April 1994 Mr. Swan was Chief Financial Officer of Global Releasing Corporation and several affiliated companies which produced and distributed feature films. From 1986 to 1991 Mr. Swan was an audit partner at KPMG Peat Marwick. Mr. Swan is a Certified Public Accountant. He obtained an MBA degree with honors from the University of California at Los Angeles in 1976. He received his BS degree with high distinction from Arizona State University in 1969.

Other Significant Employees:

	The business experience, principal occupations and employment for at least the past five years of certain other significant employees who have made or are expected to make significant contributions to the business of the company are as follows:

	Marvinia Anderson, age 53, has served as President of International Television for Kushner-Locke International, Inc., the Company's international distribution subsidiary, since June 1995. Prior to joining the Company, she served as Vice President of World International Network, Inc. from 1983 to June 1995; and has held executive sales positions at Capital Cities/ABC, Valley Cable TV, Inc. and Times Mirror Cable Television, Inc.

	Pascal Borno, age 36, joined Kushner-Locke International, Inc., the international theatrical distribution subsidiary of the Company, as President
in April, 1997.   Prior to joining the company, Mr. Borno was President and
sole shareholder of Conquistador Entertainment, Inc., a producer and distributor of feature films, which he started in September 1994. From 1991 through August 1994 Mr. Borno was Senior Vice President, International Distribution, at Dino De Laurentis Communications, a producer and distributor of feature films and television programs. From 1990 to 1991 Mr. Borno was Vice President, International Distribution, of ITC Entertainment Group, a producer and distributor of feature films.

	Richard Marks, age 48, was appointed Executive Vice President and General Counsel in April 1997. Prior to that, he served as the Company's Senior Vice President in charge of Legal and Business Affairs since joining the Company
in October 1993.   From 1991 to October 1993, Mr. Marks held that same
position with Media Home Entertainment, an independent film producer and video distributor. From 1983 to 1991 Mr. Marks held similar legal and business affairs positions with Walt Disney Pictures, Paramount Pictures and Weintraub Entertainment Group. Mr. Marks is an attorney and a real estate broker licensed to practice in California.

	Reid Shane, age 38, has served as Senior Vice President - Production for the
Company since July 1996.  From January 1994 to July 1996 Mr. Shane was Vice
President - Production for the Company.  From 1990 to January 1994 Mr. Shane
was a producer at Propaganda Films, where he produced television commercials, music videos and two television series.

Andrew Steinberg, age 32, joined the Company as Executive Vice
President-Television in April, 1997. Before joining the Company, Mr. Steinberg was a Senior Packaging agent at International Creative Management ("ICM") beginning in April 1990, where he represented many producers, writers and authors. Mr. Steinberg also worked with ICM's chairman, Jeff Berg, on building a corporate consulting business. While at ICM, Andrew worked closely with the Company and packaged four television projects for the Company, including the CBS made-for-television movie "Unlikely Angel" starring Dolly Parton. Mr. Steinberg was at ICM for seven years.

Certain Relationships and Related Transactions:

	In fiscal 1993, the Company entered into a domestic home video distribution agreement with WarnerVision for a  feature film.  Stuart Hersch, a Director of the Company, was president of WarnerVision at such time.  The  agreement provides for payment by WarnerVision to the Company of an advance in exchange for certain domestic home video rights, subject to certain back-end participation rights of the Company, and payments by the Company to
WarnerVision of 30% of the Company's net revenues derived from Canadian home video and broadcast television exploitation of the film.  Through
March 31, 1997, no payments had been made by the Company to WarnerVision pursuant to such agreement.  In fiscal 1994, the Company entered into certain motion picture financing arrangements with WarnerVision whereby
WarnerVision and the Company share production costs and expenses and any resulting revenues with respect to certain motion pictures.  The Company has also entered into domestic home video distribution agreements with
WarnerVision for two feature films.  These agreements provide for the payment by WarnerVision to the Company of $510,000 and $530,000 in exchange for
WarnerVision receiving participation rights with the Company in the revenues derived from the exploitation of the respective films.  The Company also agreed to license to WarnerVision domestic distribution rights to another film for a recoupable minimum guaranty payment against revenues.  In fiscal
1994, the Company also entered into a five picture joint venture with
WarnerVision similar to the  above arrangements.  In fiscal 1995, the Company entered into a net revenue arrangement with WarnerVision for a fourth film.
Through March 31, 1997, the Company had received approximately $924,193 from
WarnerVision towards the production costs and expenses of these films pursuant to such joint ventures. On June 3, 1997, the Company filed a Superior Court
Complaint in Los Angeles County against WarnerVision for damages sustained as a result of WarnerVision's failure to fund certain production costs and expenses for these films pursuant to the joint venture agreements.

		In December 1994, the Company loaned August Entertainment, Inc. ("August")
$650,000 in exchange for distribution rights to certain third party feature films.  August is majority owned by Gregory Cascante, who served as President of the Company's international film distribution division from September 1994 through March, 1997.  The loan bears interest at the lesser of (a) prime
(8.50% at July 10, 1997) plus 2% or (b) 10%.  The distribution agreement is secured by all assets of August, including a pledge of all sales commissions due to August from the producers of the films Sleep With Me, Lawnmower Man II and Nostradamus.  While the right of August to receive such commissions on the film Lawnmower Man II is subordinate to the interests of the film's production lenders, The Allied Entertainment Group PLC, and its subsidiaries which produced the film have guaranteed payment of such commissions to a certain extent and repayment of principal and interest is by collection of commissions assigned as collateral.  The loan originally matured in December
1996.  The Company agreed to extend the maturity date until December 1997.
In consideration of the loan extension, August made a partial repayment of
$100,000 and agreed to make quarterly payments of $25,000 principal plus interest.  August is current in such payments.  As of July 10, 1997 the
Company had been paid $317,000 of interest and principal and $440,000 principal amount remains outstanding.

	In fiscal 1995 the Company became a general partner in TVFirst, which creates and markets infomercials. Messrs. Locke and Kushner loaned the Company $355,000 ($177,500 each) during 1996 to enable TVFirst to purchase infomercial air time. Such loans bore interest at prime (8.25% during the loan period) plus 1%. The loans were repaid within the fiscal year with interest and an additional amount equal to 10% of the principal amount loaned by such lender. While the infomercial has generated revenues in excess of its programming and media costs to date, there is no assurance that future revenues will continue to exceed costs. The foregoing transaction was approved by a majority of the independent directors of the Company's Board of Directors.

	In April 1996, Mr. Hersch became a consultant to the Company for which he is paid $7,500 per month.  Mr. Hersch is assisting the Company in analyzing potential strategic acquisitions and is providing the Company consulting services in connection with the Company's involvement in infomercials.  This agreement is on a month-to-month basis.

	The Company believes that the terms of the foregoing transactions are no less favorable to the Company than those that could have been obtained in transactions with unaffiliated third parties.

	One of the affiliated companies of Global Releasing Corporation, of which Robert Swan was Chief Financial Officer, Cannon Television, Inc., was a wholly owned subsidiary of Cannon Pictures, Inc., ("CPI"). Mr. Swan was not a director, officer or employee of CPI. In March 1994, an involuntary bankruptcy petition was filed against CPI by a third party. In April 1994, CPI's board of directors elected to convert the involuntary petition into a voluntary petition under Chapter 11 of the Federal Bankruptcy Code. On that date, most staff members of CPI and its subsidiaries, including Mr. Swan, were laid off by the Trustee. Shortly thereafter, the subsidiary which had previously employed Mr. Swan was placed into voluntary bankruptcy by the Trustee.

                          EXECUTIVE COMPENSATION

Cash Compensation

	The following table sets forth the cash compensation paid or accrued by the
Company during the fiscal year ended September 30, 1996 to the Co-Chief
Executive Officers and each executive officer of the Company whose salary and bonus exceeded $100,000 (the "Named Executive Officers").

                                                Long-Term
                                  Annual      Compensation
                              Compensation(1)    Awards
                                               Securites
Name and                        Fiscal         Underlying   All Other
Principal Position     Year   Salary  Bonus   Options/SARs  Compensation
                                ($)    ($)        (#)            ($)

Peter Locke,           1996  425,000   ---       ---         34,313     (2)
Co-Chairman, Co-Chief  1995  425,000   ---       ---         32,037     (2)
Executive Officer      1994  400,000   ---     900,000/---    8,675     (2)
and President

Donald Kushner,        1996  425,000   ---       ---         30,415     (2)
Co-Chairman, Co-Chief  1995  425,000   ---       ---         29,255     (2)
Executive Officer and  1994  400,000   ---     900,000/---    8,065     (2)
Secretary

-------------
(1)	Does not include perquisites including expense allowances in the case of
Messrs. Kushner and Locke, which do not exceed the lesser of 10% of annual
salary and bonus reported or $50,000.(2)	Term life insurance premiums paid by
the Company on behalf of the Named Executive Officer in respect of a
$3,500,000 policy and disability insurance premiums paid by the Company on behalf of the Named Executive Officer.  Effective February 1997 the life insurance policies were replaced with universal life insurance policies with split dollar ownership structures and with the same aggregate values.

Employment and Compensation Arrangements

	Employment Agreements

	Messrs. Kushner and Locke. In March 1994, Messrs. Kushner and Locke each agreed to an amendment to his respective employment agreement with the Company to (i) extend the term of the agreement to September 1998 and (ii) reduce the maximum annual performance bonus that each may receive to 4% of pre-tax earnings for the applicable period up to a maximum of $200,000 in fiscal 1994, $220,000 in fiscal 1995, $250,000 in fiscal 1996, $270,000 in fiscal 1997 and $290,000 in fiscal 1998. In fiscal 1992, Messrs. Kushner and Locke elected to forego certain executive production and incentive bonuses.
Under the revised employment agreements, Messrs. Kushner and Locke each have a base salary of $425,000 in fiscal 1996 through fiscal 1998, subject to potential increase upon review by the Company's Board of Directors after fiscal 1995. As approved by the Board of Directors in February 1996 and May 1996, Messrs. Kushner and Locke amended their employment agreements to waive their pre-tax earnings performance bonus in the event that the Company's annual net income in fiscal 1996 was less than $1,250,000. They would have received 6% of pre-tax earnings of the Company for fiscal 1996 in excess of $1,250,000 but up to $3,166,666 or 4% of pre-tax earnings of the Company in excess of $3,166,666, but in no event was either one of them be entitled to receive greater than $250,000 of performance bonus with respect to fiscal
1996 The Company's net income totaled $730,000 for fiscal 1996 and, accordingly, no bonus was paid or accrued.

	In order to induce Messrs. Kushner and Locke to enter into the March 1994 amended employment agreements, the Company granted to each, as of March 7, 1994, options to purchase 900,000 shares of Common Stock at an exercise price per share equal to $0.84 (the last reported sale price of the Common Stock on the date of the sale and insurance by the Company of its 8% Convertible Subordinated Debentures). The options vest over a five year period, with 20% vesting respectively on each of the next five annual anniversary dates following the date of the grant(subject to possible acceleration following a "change-in-control" as defined in the Company's 1988 Stock Incentive Plan). Options to purchase up to 360,000 shares of common stock have vested to each officer as of January 17, 1997.

	The Company also provides Messrs. Kushner and Locke with certain fringe benefits, including payment of an amount equal to the premiums in respect of $3,500,000 of term life insurance (Messrs. Kushner and Locke have each designated the other person as the beneficiary) and disability insurance for each person. Effective February 1997 the life insurance policies were replaced with universal life insurance policies with split dollar ownership structures and with the same aggregate values. The agreements permit Messrs. Kushner and Locke to collect outside compensation to which they may be entitled and to provide incidental and limited services outside of their employment with the Company and to receive compensation therefor, so long as such activities do not materially interfere with the performance of their duties under the agreements. Each of Messrs. Kushner and Locke also may require the Company to change its name to remove his name within one year after the expiration or termination of the term of his employment, except for product released prior to such termination, and except that the Company may continue to use such name for a period of one year after such notice.

	The Company is in the process of negotiating extensions of the employment agreements with Messrs. Kushner and Locke. In this connection, the Company has retained an outside consultant, Towers Perrin, to advise its Board of Directors as to similar compensation packages for executive officers at similarly situated companies.

	Mr. Lilliston. On September 14, 1996, the Company entered into an employment agreement with Bruce St. J. Lilliston pursuant to which the Company agreed to hire Mr. Lilliston as the President and Chief Operating Officer of the
Company effective October 1, 1996 for a three year term.  As part of the agreement, Mr. Lilliston is paid a base salary of $400,000 per year.  In addition, he was advanced as a loan the sum of $100,000 effective September
3, 1996 and $200,000 in October 1996.  The loan was made to assist Mr.
Lilliston in the transition from his private law practice to his duties as
Chief Operating Officer of the Company.  The loan accrues simple interest at the rate of 8% per annum and will be repaid over a five year period at certain specified dates ending October 1, 2001.  Mr. Lilliston has the right to receive bonuses equal to the amount of the payments, and interest, due for such loan repayment if Mr. Lilliston is still employed by the Company
(including the renewal of his employment agreement if applicable) on certain applicable dates (the "Employment Bonus"). Beginning October 1, 1997, if Mr.
Lilliston is still employed by the Company (including the renewal of his employment agreement if applicable), he shall be entitled to receive a bonus of $100,000 the first time the "Average Closing Price" (the average closing price of the common stock over a thirty calendar day period) is $1.00 or more greater than the "First Day Price" (the average closing price of the common stock over the thirty calendar day period immediately prior to October 1,
1996).  Thereafter, if Mr. Lilliston is still employed by the Company
(including the renewal of his employment agreement if applicable), he shall be entitled to receive an additional $100,000 bonus the first time the Average
Closing Price exceeds the First Day Price by $2.00 or more, and each whole dollar amount through and including $10.00 (each such bonus, a "Stock Bonus").
The aggregate of such bonuses shall not exceed $1,000,000.  The foregoing
Stock Bonuses shall be reduced by an amount equal to the Employment Bonus up to $150,000 plus interest payable thereon from September 3, 1996.

	If the Company realizes pre-tax operating profits or earnings per share for any fiscal year of employment greater than 100% of the largest pre-tax operating profit or earnings per share amount for any of the preceding years of Mr. Lilliston's employment under his employment agreement or in any of the five fiscal years immediately preceding the commencement of such agreement, and if Mr. Lilliston is still employed by the Company at the end of the applicable fiscal year, then for each such event Mr. Lilliston shall be entitled to receive a bonus of $50,000.

	As part of the agreement, the Company agreed to grant Mr. Lilliston options to purchase up to 250,000 shares of Common Stock, with options exercisable for 125,000 shares have been granted and vested upon the authorization by the
Shareholders of the Company of additional shares of common stock in November
1996, options exercisable for 50,000 and 75,000 shares to be granted and vested one and two years, respectively, after the commencement of the term
(the "Term") of the employment agreement (in each case, subject to Mr.
Lilliston reaching certain performance criteria to be established by the
Board of Directors or a committee thereof).  If Mr. Lilliston's employment is extended for a second term pursuant to such agreement (the "second Term'), the
Company has agreed to grant Mr. Lilliston options to purchase up to an additional 500,000 shares of Common Stock, 250,000, 100,000 and  150,000 of such options to be granted upon commencement and one and two years, respectively, after the commencement of the Second Term with one-half of each such grant to vest immediately upon grant and the remainder thereof to vest upon Mr. Lilliston reaching certain performance criteria to be established by the Board of Directors or a committee thereof.  If Mr. Lilliston's employment is extended longer than six years following October 1, 1996, then the company has agreed to grant Mr. Lilliston options to purchase up to an additional
250,000 shares of common stock, with such options granted on such anniversary and one-half of such grant to vest immediately upon grant and the remainder thereof to vest upon Mr. Lilliston reaching certain performance criteria to be established by the Board of Directors or a committee thereof.  In the event the performance goals are not met, such options vest at a fixed date in the future, contingent solely on future employment.  The exercise price for such options shall be equal to the closing price of the Common Stock on the applicable date of grant.  Finally, as part of Mr. Lilliston's agreement, he is allowed to maintain not more than two independent outside legal consultancy client relationships, subject to approval by the Chief Executive Officers, with earnings from such consultancies limited to $150,000 per year.

	Mr. Swan.  Effective May 1, 1997 ("the Effective Date") the Company entered into an employment agreement with Robert Swan pursuant to which the Company hired Mr. Swan as the Chief Financial Officer for a three year term.
Mr. Swan is paid a base annual salary of $160,000 for the first year and
$175,000 and $200,000, respectively, for the subsequent two years.  Mr. Swan has the right to receive a 10% bonus to the extent that net earnings for each fiscal year are greater than that of the immediately preceding fiscal year.
The Company agreed to grant Mr. Swan options to purchase up to 150,000 shares of Common Stock, with options exercisable for 50,000 shares immediately vesting and 50,000 vesting respectively on each of the first and second anniversaries of the agreement.  The agreement is subject to early termination by the Company in its discretion on each of the first and second anniversary dates, respectively, of the Effective Date.

Aggregated Options/SAR Exercises in Last Fiscal Year and FY-End Option/SAR
Values

                                   Number of Securities   Value of Unexercised
                                  Underlying Unexercised      In-the-Money
                          Value    Options/SARs at FY-End  Options/ SARs at FY-
       Shares Acquired  Realized    (#) Excerciseable/    End ($) Exercisable/
Name     on Exercise (#)   ($)        Unexercisable          Unexerciseable

Peter
Locke         -0-          N/A        540,000/360,000              0/0

Donald
Kushner       -0-          N/A        540,000/360,000              0/0


Compensation Committee Interlocks and Insider Participation

	During the most recently completed fiscal year, the Board of Directors did not have a compensation committee meeting. Rather, the full Board of Directors of the Company participated in deliberations and decisions regarding executive compensation. The option committee, comprised of Board members
Stuart Hersch, S. James Coppersmith, Milton Okun (through the effective date of his resignation from the board, December 31, 1996) and David Braun, voted by Unanimous Written Consent to grant new options to certain employees in connection with agreements to amend or extend their employment agreements with the Company. In addition, the option committee approved Messrs.
Lilliston's and Swan's employment agreements, including the grants of options contained therein. Other than Messrs. Kushner and Locke, no member of the Board of Directors was, during the fiscal year or formerly, an officer or employee of the Company or any of its subsidiaries. During fiscal year 1996, Mr. Locke served as Co-Chairman of the Board Co-Chief Executive Officer and President of the Company, and Mr. Kushner served as Co-Chairman of the Board, Co-Chief Executive Officer, and Secretary of the Company.


REPORT ON EXECUTIVE COMPENSATION

	The Board of Directors has furnished the following report on executive compensation:

Compensation Overview

	Executive compensation consists of three key elements: base salary, cash bonus and periodic grants of stock options under the Company's 1988 Stock Incentive Plan, as amended in March 1994 (the "Plan"), or outside of the Plan. Additional benefits, including retirement and insurance benefits, are provided to executives and other key employees that the Company believes are similar to those provided by other similar companies. The Company draws most of its executives and other key employees from the entertainment industry where creative talent is crucial and commands a significant premium, where decisions made by a relatively small number of employees with an in-depth knowledge of creative businesses can have a major impact on the performance of the Company. Persons with such unique qualifications are rare and are being pursued by other companies both in and out of the entertainment industry, many of whom have greater available resources than the Company.
The goal of the Company is to attract and retain the services of qualified executives in part through its executive compensation programs. The Company believes its compensation program for executives benefits the Company through the continuation of growth expansion and new opportunities designed to enhance shareholder value.

Salary

	Salaries paid to the Company's executive officers were based upon agreements described in "Executive compensation --Employment Agreements" or employment agreements then in effect.

Bonus

	Following each fiscal year, the Co-Chairmen develop individual bonus recommendations based on the subjective assessment of the Company's overall performance and each executive's contribution to such performance. No specific formula is used; however, factors may include selected financial goals (e.g., operating performance), project development, long-term objectives and the executive's leadership role in any of the foregoing factors. Such factors are not necessarily linked to any specific performance related targets or given any particular weight. Bonus arrangements in employment contracts are quantified and measurable. Each of the executive officers' and certain other employment contracts include provisions for non-discretionary bonuses based on certain operating results of the Company as described under "Executive Compensation -- Employment Agreements." No other bonuses have been paid to the executive officers.

Option Grants

	The Company uses non-qualified stock options and other available forms of compensation under the Plan which are intended to provide additional long term incentive to key employees, including the Company's executive officers, and have the intent of aligning the executive officers' interests with the Shareholders' interest. The Plan under which awards have been made was approved by the Company's Shareholders.  Grants under the Plan generally require the executive officer to be employed by the Company on the exercise date and vest over a period of years following the date of grant.  The exercise price of such grants is generally equal to the market price of the Common Stock on the grant date; therefore grants will only benefit an executive officer if the market price of the Common Stock is greater than on the date of the option grant. Under the plan, no specific formula is used to determine grants made to any particular employee, including executive officers, but grants are generally based on factors such as employment agreements, and subjective factors such as promotion, contribution to Company performance, and individual criteria. The Co-Chairmen make recommendations to the Option Committee with respect to option grants and vesting.  While options typically vest over a five-year period, options granted to certain executive officers may have different vesting periods. The option committee has utilized performance criteria in certain of the grants of options to be made to the President under his employment agreement. Such criteria were established by the Board of Directors. See "Executive Compensation."
Co-Chairmen Compensation	Messrs. Kushner and Locke, as Co-Chairmen, are
compensated pursuant to employment agreements described under "Executive Compensation -- Employment Agreements" above. The employment agreements, as amended from time to time, were negotiated in connection with the Company's initial public offering in October 1988 ("IPO") and were negotiated between the Company and the Co-Chairmen and subject to the review and approval of an underwriter of the IPO. In August 1992, such agreements were extended by an additional three years. In November 1992, such employment agreements were further amended whereby the Co-Chairmen each reduced the aggregate amount of annual bonuses to 7 1/2% of pre-tax earnings for the applicable period, subject to increase by an additional 2 1/2% upon review by the Board of Directors. Additionally, each of the Co-Chairmen pledged 300,000 shares of the Company's Common Stock owned by them against certain financial performance goals of the Company, which shares were subsequently contributed back to the Company in October 1993 for no consideration.

	During March 1994, the Co-Chairmen further agreed to amend their employment contracts to extend the agreements through 1998 and reduce base salary to
$400,000 for fiscal year 1994, increasing to $425,000 in fiscal 1995 through fiscal 1998 subject to potential increase upon review by the Board of
Directors after fiscal 1995.  The revised employment agreements also call for a maximum aggregate annual bonus equal to 4% of pre-tax earnings up to
$200,000 in fiscal 1994 increasing annually to $290,000 in fiscal 1998.
Further, the revised employment agreements call for a one time non-qualified stock option grant of 900,000 shares to each of the Co-Chairmen at an exercise price equal to $0.84 (the fair market value on the date of grant, which grant was March 7, 1994).  In connection with these amendments, the
Company retained KPMG Peat Marwick Performance and Compensation Management
Consulting to review the proposed agreements prior to the Board of Directors'
approval of the amendments.  The consultants reviewed the proposed compensation package (excluding benefits) and compared such package to eight similarly sized or slightly larger entertainment companies for which data was publicly available.  The consultants determined that the proposed compensation fell within the competitive norm for such companies and noted
the Company's shift in the emphasis to balance payment-for-performance and integration with long-term shareholder returns.

	As approved by the Board of Directors in February 1996, Messrs. Kushner and
Locke amended their employment contracts to waive each of their 4% pre-tax earnings performance bonus in the event the Company's annual net income in fiscal 1996 was less than $1,000,000.  No performance bonus was paid or accrued for fiscal 1996.

	See "Executive Compensation -- Employment Agreements."

Compliance with Internal Revenue Code Section 162(m)

	Section 162(m) of the Internal Revenue Code, enacted in 1993, generally allows tax deductions to public companies for compensation over $1,000,000 paid to the corporation's chief executive officer and four other most highly compensated executive officers. Qualifying performance based compensation will not be subject to the deduction limit if certain requirements are met. The Company intends to consider the provisions of
Section 162(m) in connection with the performance based portion of the compensation of its executives (which currently consists of stock option grants and annual bonuses described above). However, the board does not necessarily intend to structure compensation to its executives to avoid disallowance of any tax deductions in the future.

Corporate Performance

	Set forth is a line graph comparing the stock price of the Company with that of the Dow Jones Equity Market Index and the Dow Jones Entertainment and
Leisure -- Recreational Products and Services Index as of the last trading date for each of the Company's fiscal years ending September 30, 1992, 1993,
1994, 1995 and 1996.  The graph assumes that $100 was invested on
September 30, 1991 in the Company's Common Stock and each index, and that all dividends were reinvested.  No dividends have been declared or paid on the
Company's Common Stock during such period.  The historical price performance data shown on the graph is not necessarily indicative of future price performance.


Total Return Analysis  9/30/91  9/30/92  9/30/93  9/30/94  9/30/95  9/30/96

KUSHNER LOCKE            $100      $58      $83      $63      $40      $40

Dow Jones Equity         $100     $143     $163     $168     $218     $264

Dow Jones
Entertainment            $100     $123     $164     $151     $194     $224


Source: Carl Thompson Associates www.ctaonline.com (303) 494-5472. Data from Bloomberg Financial Markets

Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934 (the "Exchange Act") that might incorporate future filings, including this Proxy Statement, in whole or in part, the report of the Board of Directors Regarding Executive Compensation (entitled "Report on Executive Compensation") beginning on page [ ] and the Corporate Performance Graph on page [ ] shall not be incorporated by reference into any such filings.

MISCELLANEOUS

Compliance with Section 16(a) of the Securities Exchange Act of 1934.

	Section 16(a) of the Exchange Act requires executive officers and directors, and persons who beneficially own more than 10% of any class of the Company's equity securities to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the "SEC").
Executive officers, directors and greater than 10% beneficial owners of any class of the Company's equity securities are required by the SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.
Based solely on a review of the copies of such forms furnished to the
Company and certain written representations from executive officers and directors who held such positions during the fiscal year, the Company believes that each such person has complied with all Section 16(a) filing requirements applicable to such executive officers, directors and greater than 10% beneficial owners.

Proposals of Shareholders

	To be considered for inclusion in the Company's proxy statement for the next
Annual Meeting, proposals of Shareholders intended to be present at such meeting must be received by the Corporate Secretary, The Kushner-Locke
Company, 11601 Wilshire Boulevard, 21st Floor, Los Angeles, California 90025
no later than March 13, 1998.

Cost of Soliciting Proxies

	The expense of preparing and mailing the Notice of Annual Meeting, the Proxy
Statement, the proxy card(s) and the Company's 1996 Annual Report will be paid by the Company and is expected to be minimal.  It is anticipated that banks, custodians, nominees and fiduciaries will forward proxy soliciting material to beneficial owners of the Company's Common Stock and that the
Company will reimburse them for their reasonable expenses.

Annual Report to Securities and Exchange Commission

	The Company files each year with the SEC an Annual Report on Form 10-K as prescribed by the rules of the SEC. Copies of the Form 10-K will be provided, without charge, to any Shareholder of the Company. Written requests for a copy of the Form 10-K should be directed to Donald Kushner, 11601 Wilshire Boulevard, 21st Floor, Los Angeles, California 90025.

               								By Order of the Board of Directors




								               Donald Kushner
								               Co-Chairman, Co-Chief Executive Officer
               								and Secretary

                                                    											EXHIBIT A

         PROPOSED REVERSE SPLIT ARTICLES AMENDMENT TO THE RESTATED
          ARTICLES OF INCORPORATION OF THE KUSHNER-LOCKE COMPANY

ARTICLE FOUR of the Restated Articles of Incorporation is amended to read as follow:

"The aggregate number of shares of capital stock that the Corporation is authorized to issue is Fifty Three Million (53,000,000)
[One Hundred Fifty Million (150,000,000) if both the Common Stock Articles Amendment and the Preferred Stock Articles Amendment are not approved; and One Hundred Fifty Three Million (153,000,000) if the Preferred Stock Articles Amendment is approved and the Common Stock Articles Amendment is not approved] shares, consisting of (i) Fifty Million (50,000,000) [One Hundred Fifty Million (150,000,000) if the Common Stock Articles Amendment is not approved] shares of Common Stock and (ii) Three Million (3,000,000) shares of Preferred Stock [(ii) to be deleted if the Preferred Stock Articles Amendment is not approved]. Upon amendment to this Article to read as herein set forth, each six (6) shares of outstanding Common Stock is converted into and reconstituted as one (1) share of Common Stock."





                                                        										EXHIBIT B

           PROPOSED COMMON STOCK AMENDMENT TO THE RESTATED ARTICLES
                OF INCORPORATION OF THE KUSHNER-LOCKE COMPANY

ARTICLE FOUR of the Restated Articles of Incorporation is amended by replacing the reference to "One Hundred Fifty Million (150,000,000)" with "Fifty Million (50,000,000)."





                                                      											EXHIBIT C

     PROPOSED PREFERRED STOCK AMENDMENT TO THE RESTATED ARTICLES
            OF INCORPORATION OF THE KUSHNER-LOCKE COMPANY

ARTICLE FOUR of the Restated Articles of Incorporation is amended to read in its entirety as follows:

	"A. Authorized Shares. The aggregate number of shares of capital stock that the Corporation is authorized to issue is Fifty Three Million 53,000,000 [One Hundred Fifty-Three Million (153,000,000) if the Common Stock Articles Amendment is not approved] shares, consisting of (i) Fifty Million 50,000,000 [One Hundred Fifty Million (150,000,000) if the Common Stock Articles
Amendment is not approved] shares of Common Stock, and (ii) three million (3,000,000) shares of Preferred Stock. All cross-referenced in each subdivision of this ARTICLE FOUR refer to other paragraphs in such subdivisions unless otherwise indicated.

	B.  Common Stock.

		1.  The Board of Directors may, in its discretion, out of funds legally available for the payment of dividends and at such times and in such manner as determined by the Board of Directors, declare and pay dividends on the
Common Stock.

		2.  In the event of any voluntary liquidations, dissolution or winding up of the Corporation, after there shall have been paid to or set aside for the holders of shares of Preferred Stock the full preferential amounts to which they are entitled, the holders of outstanding shares of Common Stock shall be entitled to receive pro rata, according to the number of shares held by each, the remaining assets of the Corporation available for distribution.

		3.  Except as otherwise provided by law and except as may be determined by the Board of Directors with respect to the Preferred Stock pursuant to
Section C of ARTICLE FOUR, only the holders of Common Stock shall be entitled to vote for the election of Directors of the Corporation and for all other corporate purposes.  Upon any such vote, the holders of Common Stock shall, except as otherwise provided by law, be entitled to one vote for each share of Common Stock held by them respectively.

	C.  Preferred Stock.  The Preferred Stock may be issued from time to time in one or more series in any manner permitted by law and the provisions of the amended Restated Articles of Incorporation of the Corporation, as determined from time to time by the Board of Directors and stated in the resolution or resolutions providing for the issuance thereof, prior to the issuances of any shares thereof.  Unless otherwise provided in the resolution establishing a series of Preferred Stock, prior to the issue of any shares of a series so established or to be established, the Board of Directors may, by resolution, amend the relative rights and preferences of the shares of such series, and, after the issue of shares of a series whose number has been designated by the
Board of Directors, the resolution establishing the series may be amended by the Board of Directors to increase (but not above the total authorized shares of the class) or to decrease (but not below the number of shares of such series then outstanding) the number of shares in that series.

	The designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of each class of stock shall be governed by the following provisions:

	1. The Board of Directors is expressly authorized at any time, and from time to time, to provide for the issuance of shares of Preferred Stock in one or more series, with such voting powers, full or limited, or without voting powers and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors, and as are not stated and expressed in the amended Restated
Articles of Incorporation of the Corporation, including (but not limiting the generality thereof) the following:

	(a) The number of shares to constitute each such series, and the designation of each such series;

	(b) The dividend rate of each such series, the conditions and dates upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes or on any other series of any class or classes of stock, and whether such dividends shall be cumulative or nun-cumulative;

	(c) Whether the shares of each such series shall be subject to redemption by the Corporation and if made subject to such redemption, the times, prices and other terms and conditions of such redemption;

	(d) The terms and amount of any sinking fund provided for the purchase or redemption of each such series;

	(e)  Whether or not the shares of each such series shall be convertible into or exchangeable for shares of any other class or classes or any other series of any other class or classes of stock of the Corporation, and, if provision be made for conversion or exchange, the times, prices, rates of exchange, adjustments, and other terms and conditions of such conversion or exchange;

	(f) The extent, if any, to which the holders of the shares of each such series shall be entitled to vote with respect to the election of Directors or otherwise;

	(g) The restrictions, if any, on the issue or reissue of any additional Preferred Stock; and

	(h) The rights of the holders of the shares of each such series upon the dissolution of, or upon the distribution of the assets of, the Corporation.

	2. Except as otherwise required by law and except for such voting powers with respect to the election of Directors or other matters as may be stated in the resolutions of the Board of Directors creating any series of Preferred Stock, the holders of any such series shall have no voting powers whatsoever.
Any amendment of the amended Restated Articles of Incorporation of the Corporation which shall increase or decrease the number of authorized shares of any class or classes of stock may be adopted by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote."

PROXY                 THE KUSHNER-LOCKE COMPANY
                 11601 Wilshire Boulevard, 21st Floor
                   Los Angeles, California  90025

     PROXY SOLICITED BY THE BOARD OF DIRECTORS OF THE KUSHNER-LOCKE
          COMPANY FOR AUGUST 19, 1997 MEETING OF SHAREHOLDERS

	The undersigned, revoking any previous proxies for such stock, hereby appoints each of Donald Kushner, Peter Locke and Jerry Rubin, as attorney and agent, acting individually or by a majority of those present, with full power of substitution, to vote as proxy in the name, place and stead of the undersigned at the Annual Meeting of shareholders of THE KUSHNER-LOCKE COMPANY to be held on August 19, 1997 and at any and all adjournments thereof, according to the number of votes that the undersigned would be entitled to vote if personally present. Without limiting the generality hereof, each of such persons is authorized to vote as hereinafter specified upon the proposals listed on this proxy and described in the Proxy Statement for the meeting.

	The shares represented by this proxy shall be voted as specified. IF NO SPECIFICATION IS MADE, THE SHARES SHALL BE VOTED AS RECOMMENDED BY THE BOARD
OF DIRECTORS. The Board of Directors has proposed the matters set forth below for the vote of the shareholders of THE KUSHNER-LOCKE
COMPANY.

	The Board of Directors recommends a vote FOR the items below.

1.	Approval of the following nominees to the Board of Directors:

	Peter Locke				        FOR 0         AGAINST 0    ABSTAIN 0
	Donald Kushner 				    FOR 0         AGAINST 0    ABSTAIN 0
	David Braun 				       FOR 0         AGAINST 0    ABSTAIN 0
	S. James Coppersmith			FOR 0         AGAINST 0    ABSTAIN 0
	Stuart Hersch				      FOR 0         AGAINST 0    ABSTAIN 0

2.	Approval of the appointment of KPMG Peat Marwick LLP as the Company's independent accountants:

						FOR 0         AGAINST 0    ABSTAIN 0

3.	Approval of the Reverse Split Articles Amendment to the Company's Restated
Articles of Incorporation:
						FOR 0         AGAINST 0    ABSTAIN 0

4.	Approval of the Common Stock Articles Amendment to the Company's Restated
Articles of Incorporation (This proposal is conditioned upon the approval of proposal number 3):
						FOR 0         AGAINST 0    ABSTAIN 0

5.	Approval of the Preferred Stock Articles Amendment to the Company's
Restated Articles of Incorporation:
						FOR 0         AGAINST 0    ABSTAIN 0



                          IMPORTANT: Please sign your name or names exactly as stenciled on this proxy. When signing as attorney, executor or administrator, trustee or guardian, please give your full title as such.

                          Signature



                          Signature


                          Date:                     , 1997


PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY. A STAMPED AND ADDRESSED ENVELOPE HAS BEEN PROVIDED FOR YOUR USE.